UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of Earliest Event Reported):
                                 April 20, 2005


                      BRITTON & KOONTZ CAPITAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


         Mississippi                    0-22606                   64-0665423
(State or Other Jurisdiction  (Commission File Number)          (IRS Employer
      of Incorporation)                                      Identification No.)


                   500 Main Street, Natchez, Mississippi 39120
               (Address of Principal Executive Offices) (Zip Code)


                                 (601) 445-5576
               Registrant's Telephone Number, Including Area Code:


Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

         On April 20, 2005, Britton & Koontz Capital Corporation (the "Company") issued a press release reporting the earnings of the Company for the three months ended March 31, 2005. A copy of this press release and accompanying financial highlights are attached as Exhibit 99.1.


Item 9.01   Financial Statements and Exhibits.


            (c) Exhibits.

               99.1 Press Relase and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated April 20, 2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                            BRITTON & KOONTZ CAPITAL CORPORATION




April 20, 2005                              /s/ W. Page Ogden
                                            ----------------------------------
                                            W. Page Ogden
                                            Chairman and Chief Executive Officer

                                 Exhibits Index


Exhibit
Number          Item

   99.1 Press Release and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated April 20, 2005.

                                  EXHIBIT 99.1

Britton & Koontz Capital Corporation                               EXHIBIT 99.1

500 Main Street                     601-445-5576
P O Box 1407                        601-445-2481  Fax
Natchez, MS  39121                  http://www4.bkbank.com
                                    corporate@bkbank.com


FOR IMMEDIATE RELEASE:              FOR MORE INFORMATION:
---------------------               ---------------------
April 20, 2005                      W. Page Ogden, President & CEO
(NASDAQ - BKBK)                     William M. Salters, CFO


          BRITTON & KOONTZ CAPITAL REPORTS FIRST QUARTER 2005 EARNINGS


         Natchez,  Mississippi  - The  Board of  Directors  of  Britton & Koontz
Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2005, of $891 thousand and $.42 per diluted share compared to $624 thousand and $.29 per diluted share for the period ended March 31, 2004.

         Net interest income increased 2% for the first quarter ended 2005, compared to the first quarter of 2004, while net interest margin dropped slightly to 3.64% from 3.73%. The compression in margin is due primarily to the increase in interest rates. The increase in short-term interest rates moved earning asset yields up 12 basis points to 5.65% in the first quarter of 2005, compared to 5.53% for the same period in 2004. However, during the same period, funding costs increased 30 basis points to 2.38% from 2.08%. Average loans increased 7% during the first quarter of 2005 compared to the same period in 2004. The growth in loans contributed to the increase in net interest income and helped offset the effects of the rising rate environment.

         Non-interest income increased 6% to $606 thousand for the first quarter of 2005 compared to $571 thousand for the first quarter of 2004. The increase is primarily attributable to higher income associated with deposit-related accounts, increased revenues from investment-related activities and gains from the sales of mortgage loans. Non-interest expense decreased 3.5% to $2.8 million at March 31, 2005, compared to $2.9 million at March 31, 2004. During this period, full-time equivalents dropped to 125 from 148, resulting in a 9.4% decrease in costs associated with employee salaries and benefits. The decrease in personnel costs were partially offset by higher occupancy, equipment and audit expenses of approximately $44 thousand.

         Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. The Company also owns Britton & Koontz Title Insurance Agency, Inc. which was established to issue title insurance presently on properties in the State of Mississippi. As of March 31, 2005, the Company reported assets of $387.5 million and equity of $31.0 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at March 31, 2005, were 2,116,316.

Forward Looking Statements

         This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.


                                       ###



                     Britton and Koontz Capital Corporation
                              Financial Highlights
             (Unaudited-Amounts in thousands, except per share data)



                                                                 For the Three Months
                                                                    Ended March 31,
                                                     --------------------------------------

                                                          2005                  2004
                                                     --------------------------------------

Interest income                                             $ 5,154                $ 4,835
Interest expense                                             (1,835)                (1,577)
                                                     ---------------       ----------------
Net interest income                                           3,319                  3,258
Provision for loan losses                                       (90)                  (120)
                                                     ---------------       ----------------
Net interest income after
 provision for loan losses                                    3,229                  3,138
Non-interest income                                             605                    571
Non-interest expense                                         (2,842)                (2,946)
                                                     ---------------       ----------------
Income before income taxes                                      992                    763
Income taxes                                                   (101)                  (139)
                                                     ---------------       ----------------
Net income                                                    $ 891                  $ 624
                                                     ===============       ================

Diluted:
Net income per share                                         $ 0.42                 $ 0.29
                                                     ===============       ================
Weighted average shares outstanding                       2,120,750              2,119,730
                                                     ===============       ================




                                                       March 31,            December 31,            March 31,
                                                          2005                  2004                   2004
                                                     ---------------       ----------------        -------------

Total assets                                              $ 387,459              $ 377,196             $377,060
Cash and due from banks                                       7,272                  6,577               11,869
Investment securities                                       137,578                137,148              134,389
Gross loans                                                 230,272                220,999              216,312
Deposits-interest bearing                                   191,544                186,419              202,360
Deposits-non interest bearing                                41,160                 36,868               38,113
Total deposits                                              232,704                223,288              240,473
Short-term borrowed funds                                    42,577                 56,538               35,672
Long-term borrowed funds                                     73,650                 54,923               60,950
Trust preferred securities                                    5,000                  5,000                5,000
Stockholders' equity                                         31,037                 31,152               31,078
Book value (per share)                                      $ 14.67                $ 14.72              $ 14.71
Total shares outstanding                                  2,116,316              2,116,316            2,113,087
